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                                                                   Exhibit 10.20

                ARCH MINERAL CORPORATION ERISA FORFEITURE PLAN
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        Background. The Internal Revenue Code of 1986, as amended ("Code") sets
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limits on the maximum allocations that an employee of Arch Mineral Corporation
(the "Corporation") and its subsidiary corporations may receive under the Arch Mineral Corporation Employee Thrift Plan ("Thrift Plan"). Because of these limitations, a portion of the company matching contribution which would otherwise be made in respect of contributions made to the Thrift Plan by certain individuals may be reduced. In response to this situation, the Corporation's Board of Directors adopted a resolution authorizing the officers of the Corporation to establish an "ERISA Forfeiture Plan" to reimburse affected individuals for matching benefits they would have otherwise received under the Thrift Plan absent the limitations imposed by the Code. The resolution also authorized the officers of the Corporation to allow affected individuals the opportunity to defer receipt of amounts reimbursable under the ERISA Forfeiture Plan.

        Implementation of ERISA Forfeiture Plan. Beginning with the 1996
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calendar year, individuals who are required to forego company matching contributions otherwise due to them under the Thrift Plan as a result of the Code limitations shall be reimbursed in cash for the value of such company matching contributions without any "gross up" for tax purposes. Such reimbursement shall occur each calendar year shortly after the determination of the amount by which company matching contributions have been limited for such calendar year.

        Deferral of Cash Reimbursements. Amounts payable under this program may
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be deferred pursuant to the Deferred Compensation Plan which has also been approved by the Board of Directors.

        These procedures are established effective January 1, 1996.

                                                ARCH MINERAL CORPORATION



                                                By:    /s/ Jeffry N. Quinn
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